Exhibit 99

FOR IMMEDIATE RELEASE	January 8, 2021

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF ALABAMA

MANUFACTURED HOME COMMUNITY

FREEHOLD, NJ, January 8, 2021........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of a manufactured home community located in Dothan, Alabama for a total purchase price of approximately $4.6 million. This community contains 195 developed homesites, of which approximately 37% are occupied. It is situated on approximately 33 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “UMH has performed exceptionally well during one of the most difficult economic cycles our country has ever experienced. Our rent collections have remained at or near pre-pandemic levels all year and demand for rentals and sales has been strong. This strong performance has given us the confidence to take our proven business plan and implement it in new markets.”

“We are pleased to announce the acquisition of our first community in Alabama. Deer Run is well-located in Dothan. Dothan has similar demographics to many of the markets where we operate in the Northeast and Midwest. We plan on implementing our turnaround strategy and quickly infilling the community with rental homes which should result in a significant increase in value.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 125 manufactured home communities with approximately 23,600 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan and Alabama. In addition, the Company owns a portfolio of REIT securities.

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